Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-261205) on Form S-8 of Ginkgo Bioworks Holdings, Inc. (“Ginkgo”) of our reports dated February 28, 2022 and June 23, 2021, with respect to the consolidated financial statements of Allonnia, LLC, included in Amendment No. 1. to the Annual Report on Form 10-K/A of Ginkgo for the fiscal year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

August 31, 2022